EXHIBIT 10.18

THE CHEESECAKE FACTORY INCORPORATED

EXECUTIVE SAVINGS PLAN

As Adopted

Effective October 1, 1999

THE CHEESECAKE FACTORY INCORPORATED
EXECUTIVE SAVINGS PLAN

        The Cheesecake Factory Incorporated desires to establish an unfunded deferred compensation plan entitled, Executive Savings Plan, effective as of October 1, 1999, which provides supplemental retirement income benefits for a select group of management who are considered highly compensated employees through deferrals of salary and bonuses, and through discretionary company contributions under such plan.

        NOW, THEREFORE, The Cheesecake Factory Incorporated hereby adopts and establishes The Cheesecake Factory Incorporated Executive Savings Plan, the terms of which are hereinafter set forth.

Article I
TITLE AND DEFINITIONS

        1.1 Title.

        The name of this plan is the The Cheesecake Factory Incorporated Executive Savings Plan.

        1.2 Definitions.

        Whenever the following words and phrases are used in this Plan, with the first letter capitalized, they shall have the meanings specified below.

                (a) Account or Accounts shall mean a Participant’s Deferral Account and/or Company Contribution Account.

                (b) Beneficiary or Beneficiaries shall mean the person or persons, including a trustee, personal representative or other fiduciary, last designated in writing by a Participant in accordance with procedures established by the Committee to receive the benefits specified hereunder in the event of the Participant’s death. No beneficiary designation shall become effective until it is filed with the Committee. If there is no Beneficiary designation in effect, or if there is no surviving designated Beneficiary, then the Participant’s surviving spouse shall be the Beneficiary. If there is no surviving spouse to receive any benefits payable in accordance with the preceding sentence, the duly appointed and currently acting personal representative of the Participant’s estate shall be the Beneficiary. In any case where there is no such personal representative of the Participant’s estate duly appointed and acting in that capacity within 90 days after the Participant’s death (or such extended period as the Committee determines is reasonably necessary to allow such personal representative to be appointed, but not to exceed 180 days after the Participant’s death), then the Beneficiary or Beneficiaries shall be the person or persons who can verify by affidavit or court order to the satisfaction of the Committee that such person or persons are legally entitled to receive the benefits specified hereunder. In the event any amount is payable under the Plan to a minor, payment shall not be made to the minor, but instead be paid (1) to that person’s living parent(s) to act as custodian, (2) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, or (3) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment shall be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within 60 days after the date the amount becomes payable, payment shall be deposited with the court having jurisdiction over the estate of the minor.

                (c) Board of Directors or Board shall mean the Board of Directors of The Cheesecake Factory Incorporated.

                (d) Bonus shall mean any cash incentive or other compensation, which is awarded by a Company in its discretion to a Participant as remuneration in addition to the Participant’s Salary. Bonus for purposes of the Plan shall be determined without regard to any reductions (1) for any salary deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code or (2) pursuant to any deferral election in accordance with Article III of the Plan.

                (e) Code shall mean the Internal Revenue Code of 1986~ as amended.

                (f) Committee or Administrative Committee refers to the officers or employees of the Company who act on behalf of the Company in discharging the Company’s duties as the Plan Administrator. Notwithstanding any other provision of the Plan document, any member of the Committee or any other officer or employee of the Company who exercises discretion or authority on behalf of the Company shall not be a fiduciary of the Plan merely by virtue of his or her exercise of such discretion or authority. The Company shall identify the Company officers or employees who shall serve as members of the Committee. Absent a designation to the contrary, the President shall act on behalf of the Company and the Committee. Because this Plan is a top hat arrangement, the Committee shall not be subject to the duties imposed by the provisions of Part 4 of Title I of ERISA.

                (g) Company shall mean (1) The Cheesecake Factory Incorporated and (2) any corporation, partnership, limited liability company or other entity which has a business or other relationship with The Cheesecake Factory Incorporated and which, with the approval of the Committee, has elected to participate in the Plan.

                (h) Company Contribution Amount shall mean an amount awarded by a Company pursuant to Section

                (i) Disability means any medically determinable physical or mental impairment which, on the basis of competent medical opinion, may be expected to result in death or to be of long, continued and indefinite duration, and which renders the individual incapable of performing his or her duties for the Company which last employed such individual.

                (j) Eligible Employee shall mean a member of the Board of Directors, an employee of the Company who has an annual base salary in excess of $80,000 (which sum may be adjusted by the Committee) or who is a member of a select group of management or highly compensated employees of that Company and eligible to participate in the Plan by decision of the Committee, and all General Managers and Executive Kitchen managers of full-service restaurants, regardless of base salary. Once an employee becomes an Eligible Employee such employee remains an Eligible Employee regardless if base salary fails to meet the minimum base salary in any subsequent Plan year. Employees may not elect to participate in the Plan while currently enrolled in the Company s 401(k) Plan.

                (k) Initial Election Period for an Eligible Employee shall mean the latest of (1) September 24, 1999, or (2) the period ending thirty (30) days after such employee first becomes an Eligible Employee.

                (l) Interest Rate shall mean, for each Investment Alternative, an amount equal to the net rate of gain or loss or appreciation or depreciation on the assets of such Investment Alternative.

                (m) Investment Alternative shall mean an investment alternative selected by the Committee pursuant to Section 3.2(b).

                (n) The Cheesecake Factory Incorporated shall mean The Cheesecake Factory Incorporated and any successor corporations.

                (o) Open Enrollment Period for an Eligible Employee shall mean the period commencing November 1 and ending November 30 of each Plan Year after the first Plan Year.

                (p) Participant shall mean any Eligible Employee who becomes a Participant in accordance with Section 2.1.

                (q) Payment Eligibility Date shall mean, with respect to a Participant, the first day of the first calendar quarter following the Participant’s termination of employment with the Company.

                (r) Retirement Age shall mean attainment of age 60 years.

                (s) Plan shall mean The Cheesecake Factory Incorporated Executive Savings Plan set forth herein, now in effect or as amended from time to time.

                (t) Plan Year shall mean the 12 consecutive month period beginning on January 1, provided, however, that the first Plan Year shall be a short year beginning on October 1, 1999, and ending on December 31, 1999.

                (u) Salary shall mean the Participant’s director s fees or base salary paid by the Company. Salary for purposes of the Plan shall be determined without regard to any reduction (1) for any salary deferral contributions to a plan qualified under Section 125 or Section 401(k) of the Code or (2) pursuant to any deferral election in accordance with Article III of the Plan.

                (v) Trust shall mean the trust referred to in Section 6.7 of the Plan.

                (w) Trustee shall mean the trustee of the Trust.

                (x) Year of Service shall mean, with respect to a Participant, a period of twelve consecutive months (including months prior to the time he or she was a Participant) during which he or she was employed by the Company. For purposes of the preceding sentence, a Participant shall be considered as employed by the Company during a leave of absence, but only if that leave of absence is due to short-term disability or is approved by the Company. Year of Service Condition shall occur when a Participant has 15 years of service with the Company.

                (y) Year of Vesting Credit shall mean, with respect to any Company Contribution Amount for a Participant for a Plan Year (as adjusted by the rate of gain or loss or appreciation or depreciation with regard to such amount), a period of twelve consecutive months commencing during or after such Plan Year as to the amount of any Company Contribution amount for such Plan Year and during which the Participant was employed by the Company; provided, however that for any Eligible Employee who became a Participant during the first Plan Year, the first Year of Vesting Credit shall commence as of October 1, 1999 and continue until December 31, 1999. For purposes of the preceding sentence, a Participant shall be considered as employed by the Company during a leave of absence, but only if that leave of absence is due to short-term disability or is approved by that Company.

Article II
PARTICIPATION

        2.1 Participation.

        The Committee shall notify all Eligible Employees of their eligibility on or before October 31 of each year for the next Plan Year. Provided, however if an employee becomes an Eligible Employee prior to October 31 of any Plan Year, the committee shall use reasonable efforts to notify such employee within thirty (30) days after such employee becomes an Eligible Employee. An Eligible Employee shall become a Participant in the Plan by (1) electing to defer a portion of his or her Salary and/or Bonus in accordance with Section 3.1, or (2) being awarded a Company Contribution Amount in accordance with Section 3.2. An eligible employee or director must complete all election forms including the insurance application. Participants may be required to undergo medical underwriting. Notwithstanding any provision to the contrary herein, if in the reasonable opinion of the Company’s legal counsel, or if it is determined by a judicial or administrative decision, that a Plan Participant is not an Eligible Employee or his/her status changes such that a former Eligible Employee is no longer an Eligible Employee, such individual shall cease to be a Participant, and the vested amount in his/her Accounts shall be distributed in a lump sum as soon as practicable after such determination is made or opinion is rendered.

Article III
DEFERRAL ELECTIONS AND COMPANY CONTRIBUTIONS

        3.1 Elections to Defer Salary and/or Bonus.

        (a) Initial Election Period and Open Enrollment Period. Subject to Section 2.1, each Eligible Employee may elect to defer Salary and/or Bonus by filing with the Committee an election that conforms to the requirements of this Section 3.1, on a form provided by the Committee, no later than the last day of his or her Initial Election Period. If the compensation deferred is subject to federal or state employment taxes, said taxes shall be withheld and deducted from a portion of the employee s compensation not deferred under the Plan. For all subsequent Plan Years, such employee may elect to defer Salary and/or Bonus by filing with the committee an election that conforms to the requirements of Section 3.1 during the Open Enrollment Period.

                (b) General Rule. The amount of Salary and/or Bonus, which an Eligible Employee may elect to defer, is as follows:

                         (1) Any whole-number percentage of Salary up to 15%; and/or

                         (2) Any whole-number percentage of Bonus and Director s Fees up to 100%.

                         (3) No deferral election shall reduce a Participant s compensation below the amount necessary to satisfy the following obligations:

Applicable employment taxes (e.g., FICA/Medicare) on amounts deferred.

Benefit Plan withholding requirements.

Income tax withholding for compensation that cannot be deferred.

                (c) Minimum Deferrals. The minimum aggregate amount that may be deferred by an Eligible Employee during a Plan Year is (1) $2,000 for the Plan’s first Plan Year and (2) $5,000 for any other Plan Year. Deferring Salary and/or Bonus payable for services rendered for such Plan Year (even though such Bonus may not be paid until the next Plan Year) may satisfy such minimum. Accordingly, if no Salary is deferred for a Plan Year and the total amount of the Bonus elected to be deferred with respect to that Plan Year is in fact less than the applicable minimum amount for that Plan Year, then no portion of Bonus shall be deferred.

                (d) Effect of Initial Election. An election to defer Salary and/or Bonus during an Initial Election Period shall be effective with respect to Salary earned during the first pay period beginning after the end of the Initial Election Period. Notwithstanding anything in of this Section 3.1 to the contrary, for the first Plan Year only, an Eligible Employee may elect, no later than the end of the Initial Election Period to defer any Bonus which is subsequently awarded in the discretion of the Company for services performed during the first Plan Year. All elections must be entered into prior to the time the compensation is earned and accrued.

                (e) Duration of Salary Deferral Election. Any Salary deferral election made under subsection (a) or subsection (g) of this Section 3.1 shall remain in effect, notwithstanding any change in the Participant’s Salary, until changed or terminated in accordance with the terms of this subsection (e). Deferral elections, once made, are irrevocable for a plan year. Subject to the minimum deferral requirement of Section 3.1(c) and the limitations of Section 3.1(b), a Participant may increase, decrease or terminate his or her Salary deferral election for subsequent Plan Year(s), effective for Salary earned during pay periods beginning after any January 1, by filing a new election, in accordance with the terms of this Section 3.1, with the Committee during the Open Enrollment Period. Deferral amounts shall be credited within five (5) business days after the deferred amount is withheld.

                (f) Duration of Bonus Deferral Election. Any Bonus deferral election made under paragraph (a) or paragraph (g) of this Section 3.1 shall be irrevocable and, except as provided in paragraph (a), shall apply only to the Bonus payable with respect to services performed during the Plan Year for which the election is made. For each subsequent Plan Year, an Eligible Employee may make a new election, subject to the limitations set forth in this Section 3. 1, to defer a percentage of his or her Bonus. Such election shall be on a form provided by the Committee and shall be made during the Open Enrollment Period preceding the Plan Year for which the election is to apply.

                (g) Elections Other Than Elections During the Initial Election Period. Subject to the minimum deferral requirement of paragraph (c) above, any Eligible Employee who fails to elect to defer Salary or Bonus during his or her Initial Election Period may subsequently elect to do so, and any Eligible Employee who has terminated or changed a prior Salary or Bonus deferral election may elect to do so again for any Plan Year, by filing an election, on a form provided by the Committee, to defer Salary and/or Bonus as described in subsection (b) above during the Open Enrollment Period. Except as provided in subsection (d) above an election to defer Salary and/or Bonus must be filed between the period of November 1 through November 30 and will be effective for Salary earned during pay periods beginning after the following January 1 and the Bonus paid beginning on the following January 1 with respect to services performed in said Plan Year.

      3.2 Company Contribution Amounts.

        The Company may, but is not required to, for any Plan Year award to any Eligible Employee or Eligible Employees an additional percentage of his or her Salary or other amount. The determination of whether, and what percentage or amount, to so award for a Plan Year shall be determined by the Company. With respect the first Plan Year and Second Plan Year, the Company has elected to make a Company contribution to all Eligible Employees equal to 25% of the first four percent of base salary deferred.

        3.3 Investment Elections.

                (a) For each Plan Year, the Participant shall select the amount of deferrals of Salary and/or Bonus and designate the Investment Alternatives in which amounts credited to the Participant’s Account with respect to such Plan Year will be deemed to be invested for purposes of determining the amount of earnings to be credited to the Participant’s Accounts. The Investment Alternatives from which the Participant shall make such designation shall be selected by the Committee. The designation shall be made on a form provided to the Participant by the Committee. The Committee may from time to time eliminate or add new Investment Alternatives and shall communicate any elimination or additions to Participants.

        In making the designation pursuant to this Section 3.3, the Participant may specify that all or any multiple of the aggregate of amounts deferred and Company Contribution Amounts (in a whole-number percentage of at least 1%) be deemed to be invested in an Investment Alternative. Effective as of the end of any calendar month, a Participant may change the designation made under this Section 3.3 by filing an election, on a form provided by the Committee, at least five (5) days prior to the end of such month. Any change of designation shall specify that all or any multiple of the aggregate amounts covered by the designation being changed (in a whole-number percentage if at least one percent (1%)) are deemed to be invested in another Investment Alternative. If a Participant fails to elect an Investment Alternative under this Section 3.3, he or she shall be deemed to have elected an Investment Alternative designated by the Committee on the Investment Alternative designation form provided to the Participant. The Committee may adopt such further rules applicable to a Participant’s designation or change of designation of Investment Alternatives.

                (b) The Committee may, but is not required to, direct the Trustee to invest amounts credited to the Participant’s Accounts in accordance with the Investment Alternative designations of the Participant. The Company may invest assets allocable to the Participant s Accounts in any manner, in any amount and for any period of time which the Company in its sole discretion may select; but the Company must credit or charge the Participant s Accounts with the same earnings, gains or losses that the Participant would have incurred if the Company had invested the assets allocable to the Participant’s Accounts in the specific investments, in the specific amounts and for the specific periods directed by the Participant.

                (c) The Participant understands and agrees that he or she assumes all risk in connection with any decrease in the value of the compensation deferred under the Plan and invested with these investment elections.

Article IV
ACCOUNTS

        4.1 Deferral Account.

        The Committee shall establish and maintain a Deferral Account for each Participant under the Plan. Each Participant’s Deferral Account shall be further divided into separate subaccounts ( Fund Subaccounts ), each of which corresponds to Plan Year(s) and Investment Alternative elected by the Participant pursuant to Section 3.3(a). A Participant’s Deferral Account shall be credited as follows:

                (a) On or before 5 business days after a pay period, (or as soon thereafter as is administratively feasible) the Committee shall credit the Fund Subaccounts of the Participant’s Deferral Account with an amount equal to Salary deferred by the Participant during each pay period in accordance with the Participant’s election under Section 3.3(a); that is, the portion of the Participant’s deferred Salary that the Participant has elected to be deemed to be invested in a certain type of fund shall be credited to the Fund Subaccount corresponding to that Investment Alternative;

                (b) As of the last day of the month (or as soon thereafter as is administratively feasible) coincident with or next following the date on which the Bonus or partial Bonus would have been paid, the Committee shall credit the Fund Subaccounts of the Participant’s Deferral Account with an amount equal to the portion of the Bonus deferred by the Participant’s election under Section 3.3(a); that is, the portion of the Participant’s deferred Bonus that the Participant has elected to be deemed to be invested in a particular Investment Alternative shall be credited to the Fund Subaccount corresponding to that Investment Alternative; and

                (c) As of the last day of each month (or such additional day or days as the Committee may direct) ( Valuation Date ) each Fund Subaccount of a Participant’s Deferral Account shall be credited with earnings or losses or appreciation or depreciation in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the previous Valuation Date by the Interest Rate for the Investment Alternative selected by the Participant pursuant to Section 3.3(a).

        4.2 Company Contribution Account.

        The Committee shall establish and maintain a Company Contribution Account for each Participant under the Plan. Each Participant’s Company Contribution Account shall be further divided into separate Fund Subaccounts, each of which corresponds, to an Investment Alternative elected by the Participant pursuant to Section 3.3(a).

        A Participant’s Company Contribution Account shall be credited as follows:

                (a) The Committee shall credit the Fund Subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Contribution Amount, if any, applicable to that Participant pursuant to Section 3.3(a) prorata, concurrently with the crediting of salary deferrals; that is, a prorata share of the portion of the Company Contribution Amount, if any, which the Participant elected to be deemed to be invested in a certain type of Investment Alternative shall be credited to the corresponding Fund Subaccount as and when salary deferral is credited; and

                (b) As of each Valuation Date, each Fund Subaccount of a Participant’s Company Contribution Account shall be credited with earnings or losses or appreciation or depreciation in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the previous Valuation Date by the Interest Rate for the corresponding Investment Alternative selected by the Participant pursuant to Section 3.3(a).

Article V
VESTING

        5.1 Deferral Account.

        Subject to Sections 6.4 and 6.6, a Participant’s Deferral Account shall be 100% vested at all times.

        5.2 Company Contribution Account.

        Subject to Section 6.6,

        (a) A Company Contribution Amount awarded to a Participant for a Plan Year (as adjusted for the net rate of gain or loss or appreciation with respect to such Amount) shall vest, on a monthly basis based upon the date that a Participant s Deferral Account is credited, and become non-forfeitable as follows:

Years of Vesting Credit	PercentageVested
Less than 1	0
1	0
2	25%
3	50%
4	75%
5	100%

                (b) After the second Plan Year, the Committee, in its discretion, may award a Participant a greater or lesser vesting schedule in his or her Company Contribution Account than is provided for under subsection (a).

Article VI
DISTRIBUTIONS

        6.1 Distribution of Deferred Compensation.

                (a) In the case of a Participant whose employment with the Company is terminated as the result of Disability or after the attainment of Retirement Age, or after satisfaction of the Year of Service condition, the vested portion of his or her Accounts shall be paid to the Participant in the form of substantially equal quarterly installments over 5, 10 or 15 years beginning on his or her Payment Eligibility Date (or as soon thereafter as is administratively feasible), as designated by such Participant in his/her deferral election. A Participant described in the preceding sentence may change his/her deferral election and select one of the following optional forms of distribution provided that his or her change in election is filed with the Committee at least one year prior to his or her Payment Eligibility Date:

                        (1) a cash lump sum payable on the Participant’s Payment Eligibility Date (or as soon thereafter as is administratively feasible), or

                        (2) substantially equal quarterly installments over 5, 10 or 15 years beginning on the Participant s Payment Eligibility Date (or as soon thereafter as is administratively feasible).

        Notwithstanding this subsection, if the value of the vested portion of the Participant’s Accounts as of the most recent Valuation Date prior to the Payment Eligibility Date is $50,000 or less, then such vested portion shall automatically be distributed in the form of a cash lump sum on the Participant’s Payment Eligibility Date (or as soon thereafter as is administratively feasible) regardless of the Participant’s election. The Participant’s Accounts shall continue to be credited with earnings pursuant to Section 4.1 of the Plan until all vested amounts credited to his or her Accounts under the Plan have been distributed. For all purposes under this Plan, a Participant shall not be considered terminated from employment if the Participant remains employed by another Company or by a member of a Company’s controlled group of corporations (within the meaning of Section 414(b) of the Code but by substituting more than 50 percent for at least 80 percent each place it appears in such section, Section 1 563(a) of the Code and the regulations under either such section) or by a member of a group of trades or businesses which are under common control (within the meaning of Section 414(c) of the Code but by substituting more than 50 percent for at least 80 percent each place it appears in such section, Section 1 563(a) of the Code and the regulations under either such section) which includes the Company which last employed the Participant. However, if the Participant is employed by an entity which is a member of a group described in the preceding sentence and such entity ceases to be a member of such group as a result of a sale or other reorganization, such sale or other reorganization shall be treated as termination of employment unless immediately following such event and without any break in employment the Participant is employed by a Company or another entity which is a member of a group described in the preceding sentence which includes a Company and such entity assumes liability for the payment of benefits of the Participant.

                (b) In the case of a Participant who terminates employment prior to Retirement Age and prior to satisfaction of the Years of Service condition (and for reasons other than Disability or death), the vested portion of the Participant’s Accounts shall be paid to the Participant in the form of a cash lump sum as soon as practicable following the end of quarter in which the event of termination occurs.

                (c) If so designated by the Participant in his/her election to defer, the Beneficiaries of a Participant who dies while employed by the Company may elect that amounts credited to the Participant’s Accounts shall be paid to the Participant’s Beneficiary in a lump sum as soon as is administratively feasible provided that such Participant designated in his/her election deferral that his/her Beneficiaries may elect a lump sum death payment. If a Participant dies after terminating employment while receiving installment payments of his or her Accounts, the balance of the Participant’s Accounts will be paid to the Participant’s Beneficiary in the form of a lump sum as soon as is administratively feasible.

                (d) A Participant whose employment with a Company has not been terminated may change his or her form of payment applicable to the portion of the amounts credited to his or her Accounts attributable to one or more Plan Years to one of the payment forms permitted by the Plan and, in the case of any scheduled early distributions elected pursuant to Section 6.5, may defer the scheduled distribution dates in accordance with Section 6.5.

        6.2 Forfeitures.

        When a Participant terminates employment with the Company for any reason, the portion of the Participant’s Company Contribution Account, which is not vested, shall be forfeited, and the Company shall have no obligation to the Participant (or his or her Beneficiary) with respect to such forfeited amount. Such forfeited amounts shall be held in a suspense account until returned to the Company, in accordance with the decision of the Committee.

        6.3 Unforeseeable Emergency Withdrawals.

                (a) The Committee may, pursuant to rules adopted by it and applied in a uniform manner, accelerate the date of distribution of all or any portion of the vested portion of a Participant’s Deferral Account balance because of an unforeseeable emergency. An unforeseeable emergency means a severe financial hardship resulting from (1) a sudden and unexpected illness or accident of the Participant or his or her dependent (as defined in Section 152(a) of the Code); (2) loss of the Participant’s property due to casualty; or (3) any other similar extraordinary and unforeseeable circumstances arising out of an event beyond the control of the Participant.

                (b) Payment under this Section 6.3 may be made only to the extent reasonably needed to satisfy the emergency need, and may not be made to the extent such hardship is or may be relieved: (1) through reimbursement or compensation by insurance or otherwise; (2) by liquidation of the Participant’s assets to the extent that the liquidation of such assets would not itself cause severe financial hardship or (3) by cessation of deferrals of Salary and/or Bonus under the Plan.

                (c) Distribution pursuant to this Section 6.3 of less than the Participant’s entire Deferral Account balance shall be made pro rata from the Fund Subaccounts of his or her Deferral Account according to the balances in such Fund Subaccounts. Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this Section 6.3 shall be made as soon as is administratively feasible after approval of such request by the Committee.

        6.4 Unscheduled Early Distributions.

        A Participant shall be permitted to elect to withdraw amounts from his or her Deferral Account prior to termination of employment with the Company ( Early Distributions ) subject to the following restrictions:

                (a) The election to take an Early Distribution of all or part of a Participant’s Deferral Account shall be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

                (b) The amount of the Early Distribution actually paid to the Participant shall in all cases equal 90% of the requested vested amount of the Early Distribution.

                (c) The amount described in subsection (b) above shall be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Early Distribution election is made.

                (d) If a Participant receives an Early Distribution, 10% of the requested amount shall be permanently forfeited and the Company shall have no obligation to the Participant or his or her Beneficiary with respect to such forfeited amount. Such forfeited portion shall be disposed of in accordance with the second sentence of Section 6.2.

                (e) If a Participant receives an Early Distribution, the following rules will apply for the balance of the Plan Year and for the following Plan Year: (1) the Participant will be ineligible to defer any Salary or Bonus for any part of such Plan Years and (2) the Participant will not receive any award of any Company Contribution Amount.

                (f) A distribution pursuant to this Section 6.4 of less than the Participant’s entire Deferral Account balance shall be made pro rata from the Fund Subaccounts of his or her Deferral Account according to the balances in such Fund Subaccounts.

        6.5 Scheduled Early Distributions.

        A Participant may elect in accordance with this Section 6.5 to have a portion of his or her Deferral Account paid on a future date while still employed, provided the payment date is at least 2 years from the date that the election form applicable to such Plan Year is received by the Committee. This election shall apply to the Salary and/or Bonus deferred for the Plan Year specified by the Participant on his or her payment election for such Plan Year and the earnings credited thereto until the payment date. A Participant may elect a different payment date for the Salary and/or Bonus deferred for each Plan Year. In addition, payment dates elected pursuant to this Section 6.5 may be deferred by at least one year, by filing with the Committee written notice at least one year prior to the payment date to be deferred. A distribution may be postponed to a later date only twice. However, the second postponement is subject to the Administrative Committee’s approval. A distribution pursuant to this Section 6.5 of less than the Participant’s entire Deferral Account balance shall be made pro rata from the Fund Subaccounts according to the balances in such Fund Subaccounts. Distributions shall be made in quarterly installments over a 2, 3, 4 or 5 year period as designated by the Participant provided that the total amount to be distributed as of the first distribution date equals at least $25,000. Otherwise, a lump sum distribution will be made on the first distribution date. Notwithstanding the foregoing, if a Participant terminates employment with a Company for any reason prior to the date on which a payment is scheduled to be made pursuant to this Section 6.5, the Participant’s entire Deferral Account balance will be paid pursuant to the provisions of Section 6.1.

        6.6 Inability to Locate Participant.

        In the event a distribution of part or all of an Account is required to be made from the Plan to an Employee, Participant, Inactive Participant or Beneficiary, and such person cannot be located, the relevant portion of the Account shall be forfeited to the Company unless otherwise required by law. If the affected Employee, Participant, Inactive Participant or Beneficiary later contacts the Company, his or her portion of the Account shall be reinstated and distributed as soon as administratively feasible. The Company shall reinstate the amount forfeited, and allocating it to the Account of the affected Employee, Participant, Inactive Participant or Beneficiary. Prior to forfeiting any Account, the Company shall attempt to contact the Employee, Participant, Inactive Participant or Beneficiary by return receipt mail (or other carrier) at his or her last known address according to the Company s records, and, where practical, by letter-forwarding services offered through the Internal Revenue Service, or the Social Security Administration, or such other means as the Plan Administrator deems appropriate.

        6.7 Suspension of Payments Upon Company’s Insolvency .

        At all times during the continuance of any trust established in connection with this Plan ( Trust ), if the Plan Administrator determines that the Company’s financial condition is likely to result in the suspension of benefit payments from the Trust, the Plan Administrator shall advise Participants, Inactive Participants and Beneficiaries that payments from the Trust shall be suspended during the Company’s insolvency. If the Trustee subsequently resumes such payments, the Administrator shall advise Participants, Inactive Participants and Beneficiaries that, if Trust assets are sufficient, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants, Inactive Participants and Beneficiaries under the terms of the Plan for the period of such discontinuance, less the aggregate amount of any payments made directly by the Company during any period of discontinuance. No insufficiency of Trust assets shall relieve the Company of its obligation to make payments when due under the Plan.

        6.8 Best Payments.

                (a) If the gross amount of any payment or benefit under this Plan, either separately or in combination with any other payment or benefit payable by the Company or any other payment or benefit payable by the Company or any of its affiliates or pursuant to a plan of the Company or an affiliate, would constitute a parachute payment within the meaning of the Code Section 280G, then the total payments and benefits accrued and payable under this Plan shall not exceed the amount necessary to maximize the amount receivable by the Employee after payment of all employment, income and excise taxes imposed on the Employee with respect to such payment or benefits.

                (b) The Employee may elect by written notice which items of compensation, if any, shall be reduced so as to meet the requirements of Section 6.8 above. If there is a dispute between the Company and the Employee regarding (i) the extent, if any, to which any payments or benefits to the Employee are parachute payments or excess parachute payments, under Code Section 280G, or (ii) the base amount of such Employee’s Compensation under Code Section 280G, or (iii) the status of such Employee as a disqualified individual, under Code Section 280G, such dispute shall be resolved in the same manner as a claim for benefits under this Plan.

                (c) Within sixty (60) days of a Change in Control or, if later, within thirty (30) days of the Employee’s receiving notice of termination of employment from the Company or the Company’s receiving notice of termination of employment from the Employee, either the Employee or the Company may request (i) a determination of the amount of any parachute payment, excess parachute payment, or base amount of compensation, or (ii) a determination of the reduction necessary to maximize the net receipts of the Employee as described in Section 6.8 above. Any fees, costs or expenses incurred by the Employee in connection with such determinations shall be paid equally by the Employee and the Company.

        6.9 Trust.

                (a) The Cheesecake Factory Incorporated shall establish the Trust, which may be used to pay for benefits arising under this Plan.

                (b) The Committee shall direct the Trustee to pay for benefits of the Participant or his or her Beneficiary at the time and in the amount described in this Article VI. In the event the amounts held under the Trust which are attributable to contributions made by or on behalf of the Company are not sufficient to provide the full amount payable to the Participant or Beneficiary, the Company shall pay for the remainder of such amount at the time set forth in Article VI.

Article VII
ADMINISTRATION

        7.1 Plan Administrator.

        The Plan Administrator shall be the Company. The Company may establish an Administrative Committee composed of any persons, including officers or employees of the Company, who act on behalf of the Company in discharging the duties of the Company in administering the Plan. No Administrative Committee member who is a full-time officer or employee of the Company shall receive compensation with respect to his or her service on the Administrative Committee. Any member of the Administrative Committee may resign by delivering his or her written resignation to the Company. The Chief Executive Officer of the Company may remove any Committee member by providing him or her with written notice of the removal. The Company shall be the administrator as defined in Section 3(16)(A) of ERISA for purposes of the reporting and disclosure requirements of ERISA and the Code. The Chief Executive Officer of the Company ( CEO ) or related officer of the Company shall be the agent for service of process on the Plan.

        7.2 Committee Organization and Procedures.

                (a) The CEO or related officer of the Company may designate a chairperson from the members of the Administrative Committee. The Administrative Committee may appoint a secretary, who may or may not be a member of the Administrative Committee. The secretary shall have the primary responsibility for keeping a record of all meetings and acts of the Administrative Committee and shall have custody of all documents, the preservation of which shall be necessary or convenient to the efficient functioning of the Administrative Committee. All reports required by law may be signed by the Chairperson or another member of the Administrative Committee, as designated by the Chairperson, on behalf of the Company.

                (b) The Administrative Committee shall act by a majority of its members in office and may adopt such rules and regulations, as it deems desirable for the conduct of its affairs. If the Company, the Plan, any Participant or Inactive participant is or becomes subject to any rules of the Securities and Exchange Commission or any national or regional securities exchange, the Company and the members of the Administrative Committee shall take any actions which are necessary or desirable for the maintenance, modification or operation of the Plan in accordance with those rules.

        7.3 Powers and Duties of the Committee.

        The Committee, on behalf of the Participants and their Beneficiaries, shall enforce the Plan in accordance with its terms, shall be charged with the general administration of the Plan, and shall have all powers necessary to accomplish its purposes, including, but not by way of limitation, the following:

                (a) To select Investment Alternatives in accordance with Section 3.3(b) hereof;

                (b) To construe and interpret the terms and provisions of this Plan;

                (c) To compute and certify to the amount and kind of benefits payable to Participants and their Beneficiaries;

                (d) To maintain all records that may be necessary for the administration of the Plan;

                (e) To provide for the disclosure of all information and the filing or provision of all reports and statements to Participants, Beneficiaries or governmental agencies as shall be required by law;

                (f) To make and publish such rules and procedures for the administration of the Plan as are not inconsistent with the terms hereof;

                (g) To appoint a plan administrator or any other agent, and to delegate to such administrator or agent such powers and duties in connection with the administration of the Plan as the Committee may from time to time prescribe;

                (h) To direct and instruct the Trustee to the extent The Cheesecake Factory Incorporated is authorized or required to do so under any document including with respect to investment of assets of the Trust;

                (i) To take all actions set forth in this Plan document; and

                (j) Employ and engage such persons, counsel and agents and to obtain such administrative, clerical, medical, legal, audit and actuarial services as it may deem necessary in carrying out the provisions of the Plan.

        7.4 Construction and Interpretation.

        The Committee shall have full discretion to construe and interpret the terms and provisions of this Plan, which interpretation or construction shall be final and binding on all parties, including but not limited to the Company and any Participant or Beneficiary. The Committee shall administer such terms and provisions in a uniform and nondiscriminatory manner and in full accordance with any and all laws applicable to the Plan.

        7.5 Information.

        To enable the Committee to perform its functions, the Company shall supply full and timely information to the Committee on all matters relating to the Salary and/or Bonus of all Participants, their death or other cause of termination of employment, and such other pertinent facts as the Committee may require.

        7.6 Indemnification.

                (a) The members of the Committee shall serve without compensation for their services hereunder.

                (b) The Committee is authorized at the expense of the Company to employ such legal counsel and other agents, as it may deem advisable to assist in the performance of its duties hereunder. The Company shall pay expenses and fees in connection with the administration of the Plan.

                (c) To the extent permitted by law, the Company shall, and hereby does, indemnify and hold harmless any director, officer or employee of the Company who is or may be deemed to be responsible for the operation of the Plan, from and against any and all losses, claims, damages or liabilities (including attorney’s fees and amounts paid, with the approval of the Board, in settlement of any claim) arising out of or resulting from a duty, act, omission or decision with respect to the Plan, so long as such duty, act, omission or decision does not involve willful misconduct on the part of such director, officer or employee. Any individual so indemnified shall, within ten (10) days after receipt of notice of any action, suit or proceeding, notify the CEO of the Company and offer in writing to the CEO the opportunity, at the Company’s expense, to handle and defend such action, suit or proceeding, and the Company shall have the right, but not the obligation, to conduct the defense in any such action, suit or proceeding. An individual’s failure to give the CEO such notice and opportunity shall relieve the Company of any liability to said individual under this Section 7.6. The Company may satisfy its obligations under this provision (in whole or in part) by the purchase of insurance. Any payment by an insurance carrier to or on behalf of such individual shall, to the extent of such payment, discharge any obligation of the Company to the individual under this indemnification.

        7.7 Periodic Statements.

        Under procedures established by the Committee, a Participant shall receive a statement with respect to such Participant’s Accounts as of each March 31, June 30, September 30 and December 31 or as of such additional day or days as the Committee in its discretion shall determine.

        7.8 Disputes.

                (a) A person who believes that he or she is being denied a benefit to which he or she is entitled under the Plan (hereinafter referred to as Claimant ) may file a written request for such benefit with the Committee, setting forth his or her claim.

                (b) Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional ninety- (90) day for special circumstances.

        If the claim is denied in whole or in part, the Committee shall inform the Claimant in writing, using language calculated to be understood by the Claimant, setting forth: (1) the specific reason or reasons for such denial; (2) the specific reference to pertinent provisions of the Plan on which such denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect his or her claim and an explanation why such material or such information is necessary; (4) appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and (5) the time limits for requesting a review under subsection (c).

                (c) Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may make a request in writing for review of the determination of the Committee. Such request must be addressed to the Committee. The Claimant or his or her duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Committee. If the Claimant does not request a review within such sixty- (60) day period, he or she shall be barred and stopped from challenging the Committee’s determination.

                (d) Within sixty (60) days after the Committee’s receipt of a request for review, the Board shall appoint a special review committee, none of whose members shall be members of the Committee, to review the request after considering all materials presented by the Claimant. The special review committee will inform the Claimant in writing, in a manner calculated to be understood by the Claimant, of its decision setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of the Plan on which the decision is based. If special circumstances require that the sixty (60) day time period be extended, the special review committee will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review. The decision shall be final and binding upon the Claimant and the Plan Administrator and all other persons having or claiming to have an interest in the Plan or in any Account established under the Plan.

        7.9 Arbitration.

                (a) Any Participant’s, Inactive Participant’s or Beneficiary’s claim remaining unresolved after exhaustion of the procedures in Section 7.8 (and to the extent permitted by law any dispute concerning any breach or claimed breach of duty regarding the Plan) shall be settled solely by binding arbitration at the Employer’s principal place of business at the time of the arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Each party to any dispute regarding the Plan shall pay the fees and costs of presenting his, her or its case in arbitration. All other costs of arbitration, including the costs of any transcript of the proceedings, administrative fees, and the arbitrator’s fees shall be paid by the Plan Administrator.

                (b) Except as otherwise specifically provided in this Plan, the provisions of this Section 7.9 shall be absolutely exclusive for any and all purposes and fully applicable to each and every dispute regarding the Plan including any claim which, if pursued through any state or federal court or administrative proceeding, would arise at law, in equity or pursuant to statutory, regulatory or common law rules, regardless of whether such claim would arise in contract, tort or under any other legal or equitable theory or basis. The arbitrator who hears or decides any claim under the Plan shall have jurisdiction and authority to award only Plan benefits and prejudgment interest; and apart from such benefits and interest, the arbitrator shall not have any authority or jurisdiction to make any award of any kind including, without limitation, compensatory damages, punitive damages, foreseeable or unforeseeable economic damages, damages for pain and suffering or emotional distress, adverse tax consequences or any other kind or form of damages. The remedy, if any, awarded by such arbitrator shall be the sole and exclusive remedy for each and every claim, which is subject to arbitration pursuant to this Section 7.9. Any limitations on the relief that can be awarded by the arbitrator are in no way intended (i) to create rights or claims that can be asserted outside arbitration or (ii) in any other way to reduce the exclusivity of arbitration as the sole dispute resolution mechanism with respect to this Plan.

                (c) The Plan and the Company will be the necessary parties to any action or proceeding involving the Plan. No person employed by the Company, no Participant, Inactive Participant or Beneficiary or any other person having or claiming to have an interest in the Plan will be entitled to any notice or process, unless such person is a named party to the action or proceeding. In any arbitration proceeding all relevant statutes of limitation shall apply. Any final judgment or decision that may be entered in any such action or proceeding will be binding and conclusive on all persons having or claiming to have any interest in the Plan.

Article VIII
MISCELLANEOUS

        8.1 Unsecured General Creditor.

        Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interest in any specific property or assets of the Company or the Trust. Any and all of a Company’s assets and the Trust assets which are attributable to amounts paid into the Trust by the Company shall be, and remain, the general unpledged, unrestricted assets of the Company, which shall be subject to the claims of the Company’s general creditors. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future, and the rights of the Participants and Beneficiaries shall be no greater than those of unsecured general creditors. It is the intention of The Cheesecake Factory Incorporated that the Plan (and the Trust described in Section 6.9) be unfunded for purposes of the Code and for purposes of Title I of the Employee Retirement Income Security Act of l 974, as amended.

        8.2 Restriction Against Assignment.

        The Committee shall direct payment of all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person. No part of a Participant’s Accounts shall be liable for the debts, contracts, or engagements of any Participant, his or her Beneficiary, or successors in interest, nor shall a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any Participant, Beneficiary or successor in interest have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. If any Participant, Beneficiary or successor in interest is adjudicated bankrupt or purports to anticipate, alienate, sell, transfer, commute, assign, pledge, encumber or charge any distribution or payment from the Plan, voluntarily or involuntarily, the Committee, in its discretion, may cancel such distribution or payment (or any part thereof) to or for the benefit of such Participant, Beneficiary or successor in interest in such manner as the Committee shall direct

        8.3 Withholding.

        There shall be deducted from each payment made under the Plan or any other compensation payable to the Participant or Beneficiary all taxes, which are required to be withheld by a Company in respect to such payment. The Company shall have the right to reduce any payment (or compensation), and the Committee shall have the right to direct reduction of any payment, by the amount of cash sufficient to provide the amount of said taxes.

        8.4 Amendment, Modification, Suspension or Termination.

        The Committee, may amend, modify, suspend or terminate the Plan in whole or in part, except that no amendment, modification, suspension or termination shall have any retroactive effect to reduce any vested amounts allocated to a Participant’s Accounts. In the event that this Plan is terminated, the vested amounts allocated to a Participant’s Accounts shall be distributed to the Participant or, in the event of his or her death, his or her Beneficiary, in a lump sum within thirty (30) days following the date of termination. This Plan shall terminate immediately if a court of competent jurisdiction determines that this Plan is not exempt from the fiduciary provisions of Part 4 of Title I of ERISA. The Plan shall terminate as of the date it ceased to be exempt.

        8.5 Governing Law.

        This Plan shall be construed, governed and administered in accordance with applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, and, to the extent not preempted by applicable federal law, the laws of the State of California.

        8.6 Receipt or Release.

        Any payment to a Participant or the Participant’s Beneficiary in accordance with the provisions of the Plan shall to the extent thereof, be in full satisfaction of all claims arising under, or with respect to, the Plan against the Committee and the Company. The Committee may require such Participant or Beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.

        8.7 Limitation of Rights.

        Nothing in this Plan document or in any related instrument shall cause this Plan to be treated as a contract of employment within the meaning of the Federal Arbitration Act, 9 U.S.C. 1 et seq., or shall be construed as evidence of any agreement or understanding, express or implied, that the Company (a) will employ any person in any particular position or level of compensation, (b) will offer any person initial or continued participation or awards in any commission, bonus or other compensation program, or (c) will continue any person’s employment with the Company.

        8.8 Correction of Errors.

        Any crediting of compensation or interest accruals to the account of any Employee, Participant, Inactive Participant or Beneficiary under a mistake of fact or law shall be returned to the Company. If an Employee, Participant, Inactive Participant or Beneficiary in an application for a benefit or in response to any request by the Company or the Plan Administrator for information, makes any erroneous statement, omits any material fact, or fails to correct any information previously furnished incorrectly to the Company or the Plan Administrator, or if the Plan Administrator makes an error in determining the amount payable to an Employee, Participant, Inactive Participant or Beneficiary, the Company or the Plan Administrator may correct its error and adjust any payment on the basis of correct facts. The amount of any overpayment or underpayment may be deducted from or added to the next succeeding payments, as directed by the Plan Administrator. The Plan Administrator and the Company reserve the right to maintain any action, suit or proceeding to recover any amounts improperly or incorrectly paid to any person under the Plan or in settlement of a claim or satisfaction of a judgment involving the Plan.

        8.9 Status of Participants.

        In accordance with Revenue Procedure 92-65 Section 3.01(d), this Plan hereby provides:

                (a) Employees, Participants and Inactive Participants under this Plan shall have the status of general unsecured creditors of the Company;

                (b) This Plan constitutes a mere promise by the Company to make benefit payments in the future;

                (c) Any trust to which this Plan refers (i.e., any trust created by the Company and any assets held by the trust to assist the Company in meeting its obligations under the Plan) shall conform to the terms of the model trust described in Revenue Procedure 92-64; and

                (d) It is the intention of the parties that the arrangements under this Plan shall be unfunded for tax purposes and for purposes of Title I of ERISA.

        8.10 Change in Control.

        Notwithstanding anything contained in this Plan, in the event of a Change in Control as defined in the Trust executed concurrently herewith, the provisions of the Trust with respect to the actions to be taken in the event of a Change in Control shall prevail over the terms and conditions set forth in this Plan, specifically including, without limitation, Trust Sections 1.8, 1.10, 1.12. 2.4, 2.5, 3.2(n), 4.6, 4.7, 6.1, 6.2 , 7.2 and 10.11. The Change in Control provisions (Section 7.2) with respect to amendment of the Plan and Trust shall become effective upon the occurrence of any Potential Change in Control (as defined in the Trust), but in the event a Change in Control does not occur pursuant to such Potential Change in Control within one year of the event constituting a Potential Change in Control, then such provisions shall no longer apply. In the event a Change in Control does occur, the provisions of the Plan and Trust with respect to Change in Control shall apply to the period from and after the Change in Control. Notwithstanding anything contained in this Plan and the Trust, and notwithstanding any election made by any Participant, all deferral elections with respect to either Salary or Bonus for all future earnings shall terminate and be of no force and effect upon a Change in Control.

        8.11 Employee and Spouse Acknowledgment.

        By executing this Plan document or related enrollment or election form, each Participant and, if a Participant is married, such Participant’s spouse hereby acknowledge that each of them has read and understood this Plan document. Participant and his or her spouse also acknowledge that they knowingly and voluntarily agree to be bound by the provisions of the Plan, as amended from time to time, including those Plan provisions, which require the resolution of disputes by binding out-of-court arbitration, which the Participant acknowledges is a waiver of any right to a jury trial. Participant and his or her spouse further acknowledge that they have had the opportunity to consult with counsel of their own choosing with respect to all of the financial, tax and legal consequences of participating in this Plan, including in particular the effects of participation on any community property or other interest which the Participant’s spouse may have in the compensation deferred under this Plan.

        IN WITNESS WHEREOF, The Cheesecake Factory Incorporated has caused the Plan to be executed effective as of October 1, 1999.

THE CHEESECAKE FACTORY INCORPORATED

      By:  /S/ DAVID OVERTON
              —————————————————
              David Overton
      Its:  President and Chief Executive Officer

      By:  /S/ JERRY DEITCHLE
              —————————————————
              Jerry Deitchle
      Its:  Executive Vice President and Chief
              Financial Officer